UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. __________)
Filed by the Registrant	[X]
Filed by a Party other than the Registrant	[ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to 240.14a-12

FFTW Funds, Inc.
200 Park Avenue
New York, NY 10166

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

[FORM OF SHAREHOLDER LETTER]

We are writing to inform you of new developments taking place within the FFTW group of companies.  In 1999, FFTW concluded a strategic alliance with BNP Paribas whereby BNP Paribas acquired a minority voting interest in FFTW's holding company, Charter Atlantic Corporation (CAC), a majority economic interest and representation on its Board of Directors.  The remaining equity interests continued to be held by employee shareholders of CAC.

On August 2, 2006, legal agreements between the employee shareholders of CAC and the BNP Paribas Group were executed pursuant to which the remaining equity ownership will be restructured through the BNP Paribas Group's purchase of the existing CAC employee shareholders' equity and the FFTW group of companies will become wholly-owned, independent operating subsidiaries of BNP Paribas.  A more detailed explanation of the transaction is included in the Proxy Statement beginning on page 4.

Under Securities and Exchange regulations, this anticipated change in control results in the automatic termination of the existing FFTW funds Advisory Agreement.  The attached Proxy Ballot permits shareholders to vote for, against or to abstain with respect to the approval of a new advisory agreement between FFTW Funds, Inc., on behalf of each of the Portfolios and Fischer Francis Trees & Watts, Inc.  In order to schedule a meeting to approve a new advisory agreement for each portfolio, a certain number of proxy statements must be returned.  May we respectfully request that you please sign and fax the attached proxy card to me at 212.681.3217?

I look forward to talking with you soon.